Exhibit 10.128b

                             MEMORANDUM OF AGREEMENT
                      Regarding Extension of 2001 Agreement


(i) Tiffany & Co. Japan, Inc. ("Tiffany-Japan"), a corporation organized and existing under the laws of the State of Delaware with its Japan branch offices at 3-1-31, Minami-Aoyama, Minato-ku, Tokyo 107-0062, Japan, and (ii) Mitsukoshi Limited ("Mitsukoshi"), a corporation organized and existing under the laws of Japan with its executive offices at 4-1, Nihombashi Muromachi 1-chome, Chuo-Ku, Tokyo 103-8001, Japan, hereby agree as follows with respect to the extension of the Agreement, dated as of August 1, 2001, entered into between Tiffany-Japan and Mitsukoshi (the "Agreement", which definition shall include several Memorandums of Agreement that have been entered into between the parties hereto to amend the Agreement, including specifically the most recent Memorandum of Agreement dated May 16, 2007 (the "2007 MOU")):

1.   Definitions

     The terms defined in the Agreement shall, when used in this Memorandum of Agreement, have the same meanings given respectively in the Agreement unless otherwise determined in this Memorandum of Agreement.

2.   Background of this Memorandum of Agreement

     Under the 2007 MOU, both Tiffany-Japan and Mitsukoshi agreed to extend the Agreement until January 31, 2008 with certain amendments, and also agreed to have a good-faith negotiation for new agreement applicable after the expiration of the Agreement. However, both Tiffany-Japan and Mitsukoshi mutually understand that it will still take time before both parties reach agreement in full regarding such new agreement. In light of this status, the parties are mutually desirous of confirming and agreeing on additional one year extension of the Agreement.

3.   Extension of the Agreement

     Subject to the terms and conditions set forth herein, the parties hereby agree that definition of the Expiration Date shall be amended so that the Expiration Date means January 31, 2009. The period from February 1, 2007 through January 31, 2009 shall be referred to as the "Extended Period".

4.   New Agreement

     The parties shall continue to have good-faith discussions so that they may reach agreement as soon as possible on the new agreement setting forth the terms and conditions applicable after the expiration of the Agreement as extended hereby.


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5.   Effect of the Agreement

     This Memorandum of Agreement shall take effect as from February 1, 2008. The Agreement shall continue to have full force and effect until January 31, 2009 in accordance with the terms and conditions set forth therein.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS MEMORANDUM OF AGREEMENT AS OF THE DATE FIRST WRITTEN ABOVE.





MITSUKOSHI LIMITED
("Mitsukoshi")




By: /s/ Tatsuo Otagaki
    -------------------
Name:  Tatsuo Otagaki
Title: Board Director
       Managing Executive Officer
       Central Merchandising Division
       Department Store Business Headquarters


Date: Jan 25, 2008
      ------------




TIFFANY & CO. JAPAN, INC.
("Tiffany-Japan")




By: /s/ Michael C. Christ
    ----------------------
Name: Michael C. Christ
Title:President

Date: January 25, 2008
      ----------------



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